Exhibit 10.2

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND AS REQUIRED BY BLUE SKY LAWS IS IN EFFECT AS TO SUCH TRANSFER OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.  THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF JULY 25, 2008, BY AND BETWEEN COMERICA BANK AND THE HOLDER HEREOF (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME) (THE “SUBORDINATION AGREEMENT”).  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE SUBORDINATION AGREEMENT AND THIS PROMISSORY NOTE, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL GOVERN AND CONTROL.

Proxim Wireless Corporation

Promissory Note

Note No. 2008-__
$1,500,000.00	July 25, 2008

FOR VALUE RECEIVED, subject to the terms and conditions of this Promissory Note (the “Note”), Proxim Wireless Corporation, a Delaware corporation with its principal offices located at 1561 Buckeye Drive, Milpitas, CA 95035 (the “Company”), hereby promises to pay to the order of ________________ or registered assigns (the “Holder”) with its principal office located at 4550 Gordon Drive, Naples, Florida, 34102, the principal sum of ONE MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) on the earlier of (x) July 25, 2011 or (y) as otherwise required pursuant to that certain Securities Purchase Agreement, dated as of July 25, 2008, by and among, the Company and the purchasers a party thereto, including the Holder hereof (as amended, supplemented or otherwise modified from time to time (the “Purchase Agreement”), including pursuant to a prepayment under Section 1.06 or upon acceleration pursuant to Article VI of the Purchase Agreement, or if such day is not a regular Business Day, on the next Business Day thereafter, with all accrued but unpaid interest (as provided below) to such date (the “Maturity Date”).  This Note will accrue interest at the rate of sixteen percent (16%) per annum.  Interest will be due and payable monthly in arrears on the last day of each calendar month (each, an “Interest Payment Date”) and shall be computed on the basis of a 360-day year and paid for the actual number of days elapsed, with the first interest payment due July 31, 2008.  In lieu of paying in cash the interest accrued to any Interest Payment Date, and at the Company’s sole discretion, the interest may be paid in kind at the rate of nineteen percent (19%) per annum, compounding monthly, in which case the accrued interest will be added to the principal amount of this Note on the applicable Interest Payment Date, and interest will accrue on such aggregate principal amount.  In the event any payment under this Note is not timely made when due, interest will accrue on such late payment at an amount equal to twenty-two percent (22%) per annum from and including the date such late payment was due to (but excluding) the date such late payment is paid to the Holder.  All amounts payable under this Note and hereunder shall be paid in lawful money of the United States without setoff or withholding of any kind.  As used herein “Business Day” means any day of the week other than Saturday, Sunday or any other day of the week on which commercial banks in New York, New York are authorized or required by law to close.

This Note is one of the Notes issued pursuant to the Purchase Agreement and the purchasers named therein and shall be entitled to the benefits thereof.  The Holder of this Note is also entitled to the rights and obligations under that certain Subordination Agreement, dated as of July 25, 2008, by and among Comerica Bank, the Holder and _____________________ (as amended, supplemented or otherwise modified from time to time) (the “Subordination Agreement”).

In case any payment herein provided for shall not be paid when due, the Company promises to pay all costs of collection, including all reasonable attorneys fees and expenses.  Company further agrees to pay and hold Holder harmless against liability for the payment of the reasonable fees and expenses of Holder (including, without limitation, reasonable attorneys’ fees and expenses and out of pocket expenses of Holder and its representatives, including, without limitation, fees and expenses for travel, background investigations and outside consultants) arising in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Purchase Agreement.  This Note shall not be assigned and none of the obligations related hereunder shall be delegated by the Company without the prior written consent of the Holder.

In no event shall the amount paid or agreed to be paid to the Holder hereunder exceed the highest lawful rate permissible under the then applicable usury laws.  If it is hereafter determined by a court of competent jurisdiction that the interest payable hereunder is in excess of the amount which the Holder may legally collect under the then applicable usury laws, such amount which would be excessive interest shall be applied to the payment of the unpaid principal balance due hereunder and not to the payment of interest or, if all principal shall previously have been paid, promptly repaid by the Holder to the Company.

The Company and any endorsers of this Note hereby waive diligence, presentment, protest, demand and notice of every kind and, to the fullest extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

This Note shall be governed by the internal laws (and not the law of conflicts) of the State of New York.

Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be executed as of the day and year first above written.

PROXIM WIRELESS CORPORATION,
a Delaware corporation

By:
Name:
Title: